Exhibit 5

Shack Siegel Katz & Flaherty P.C.
530 Fifth Avenue
New York, New York 10036
(212) 782-0700

                                                                                                                                     April 13, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

              Re:    Midway Games Inc.
                        Form S-3 Registration Statement (File No. 333-113077)

Ladies and Gentlemen:

        This opinion is furnished to you with respect to an offering of 11,350,000 shares of the common stock of Midway Games Inc., a Delaware corporation (the "Company"), par value $.01 per share (the "Shares"), by the Company pursuant to the Company's Registration Statement on Form S-3 (File No. 333-113077) as amended by Amendment No. 1 thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), and as described in the prospectus supplement thereto dated April 12, 2004 (the "Prospectus Supplement").

        We have acted as counsel for the Company in connection with the issuance of the Shares. In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the exhibits thereto; (ii) the Prospectus Supplement; (iii) the Placement Agency Agreement between Midway and Banc of America Securities LLC, dated April 12, 2004; (iv) the form of Purchase Agreement signed by each purchaser of the Shares; (v) the Company's Amended and Restated Certificate of Incorporation, as amended; (vi) the Company's Amended and Restated Bylaws; (vii) proceedings of the Board of Directors of the Company; and (viii) such other documents, and we have made such examination of law, as we have deemed necessary or appropriate as a basis for the opinion set forth below.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

        Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Prospectus Supplement, the Placement Agency Agreement and the Purchase Agreements, the Shares will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the reference made to us under the caption "Legal Matters" in the Prospectus Supplement. Please note that shareholders of this firm hold, in the aggregate, 1,000 shares of Common Stock and options to purchase an aggregate of 85,000 shares of Common Stock.

        The law covered by the opinions expressed herein is limited to the corporate laws of the State of Delaware including the statutory provisions and all relevant provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours
SHACK SIEGEL KATZ & FLAHERTY P.C.
By:	/s/ PAMELA E. FLAHERTY Pamela E. Flaherty